SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                              ---------------------

                                  FORM 8 - K/A

                                 AMENDMENT NO. 1


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 April 30, 2001
                        ---------------------------------
                        (Date of earliest event reported)

                             AREMISSOFT CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     STATE OF DELAWARE                0-25713                68-0413929
----------------------------        ------------         --------------------
(State or other jurisdiction        (Commission          (IRS Employer
      of incorporation)             File Number)         Identification No.)


                216 Haddon Avenue, Suite 607, Westmont, NJ 08108
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (856) 869-0770

     AremisSoft Corporation (the "Registrant") hereby files this Amendment No. 1 to its Form 8-K filed with the Securities and Exchange Commission on May 14, 2001. This current report amends Item 7.

Item 7. Financial Statements and Exhibits.

     Filed as Item 7(a), (b), and (c) to this Form 8-K/A and financial statements, proforma financial information, and exhibits relating to the acquisition by the Registrant, through its wholly-owned subsidiary, AremisSoft Manufacturing (U.S.), Inc., a Delaware corporation, of Fourth Shift Corporation, a Minnesota corporation. Such transaction is more fully described in the Current Report on Form 8-K filed by the Registrant on May 14, 2001.

     (a) FINANCIAL STATEMENTS OF FOURTH SHIFT CORPORATION. The following financial statements are included in this report:

          (1) Audited consolidated balance sheet of Fourth Shift Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2000.

          (2) Unaudited Consolidated Financial Statements of Fourth Shift Corporation as of March 31, 2001 and for the three month periods ended March 31, 2001 and 2000.

     (b) PRO FORMA FINANCIAL INFORMATION. The following pro forma financial information is included in this report:

          (1) Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2001 and Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three month ended March 31, 2001 and for the year ended December 31, 2000.

     (c) EXHIBITS.

     10.29  Merger  Agreement for Fourth Shift Corporation. (1)

     10.41  Amendment to  Merger Agreement for Fourth Shift Corporation. (2)


--------------------
(1)  Incorporated herein by reference to the Form 8-K filed on March 5, 2001.
(2)  Incorporated herein by reference to the Form 8-K filed on May 14, 2001.


                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  July 13, 2001          AREMISSOFT CORPORATION



                       By: /s/ PAUL BLOOM
                               -------------------------------------------------
                               Paul Bloom,
                               Executive Vice President of Corporate Development

                    Report of Independent Public Accountants

To Fourth Shift Corporation:

We have audited the accompanying consolidated balance sheets of Fourth Shift Corporation (a Minnesota corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fourth Shift Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


/s/  Arthur Anderson LLP

Minneapolis, Minnesota,
January 16, 2001, (except with respect to
Note 15, as to which the date is February 26, 2001)

                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                As of December 31
                        (In Thousands, Except Share Data)



                                 ASSETS                   2000          1999
                                                        ---------     ---------

CURRENT ASSETS:
   Cash and cash equivalents                            $  4,930      $ 11,784
   Accounts receivable, net                               11,038        14,187
   Inventories                                                74            74
   Prepaid expenses                                          887         1,270
                                                        ---------     ---------
      Total current assets                                16,929        27,315
FURNITURE, FIXTURES AND EQUIPMENT, at cost:
   Furniture and fixtures                                  2,309         3,220
   Computer equipment                                      9,467         8,930
   Leasehold improvements                                  1,994         1,849
   Assets held under capital lease                         5,730         4,411
   Less- Accumulated depreciation and amortization       (14,299)      (13,266)
                                                        ---------     ---------
      Net furniture, fixtures and equipment                5,201         5,144

RESTRICTED CASH                                              445           490

SOFTWARE DEVELOPMENT COSTS, net                            4,155         3,301

OTHER ASSETS, net                                          3,865         4,232
                                                        ---------     ---------
      Total assets                                      $ 30,595      $ 40,482
                                                        ---------     ---------

The accompanying notes are an integral part of these consolidated financial statements.

                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                As of December 31
                        (In Thousands, Except Share Data)
                                   (Continued)

                                 LIABILITIES AND
                              SHAREHOLDERS' EQUITY                          2000              1999
                                                                          ---------         ---------

CURRENT LIABILITIES:
   Current portion of long-term obligations                               $  1,847          $  1,031
   Revolving credit facility                                                 1,200             1,200
   Accounts payable                                                          2,020             2,912
   Accrued expenses                                                          5,254             7,468
   Deferred revenue                                                         12,435            14,418
                                                                          ---------         ---------
      Total current liabilities                                             22,756            27,029

LONG-TERM OBLIGATIONS                                                        1,846             2,834

COMMITMENTS AND CONTINGENCIES (Notes 8 and 10)

SHAREHOLDERS' EQUITY:
   Common stock, $.01 par value, 20,000,000 shares
authorized; 10,753,123 and 10,532,908 shares issued and
outstanding                                                                    107               105
   Additional paid-in capital                                               33,345            32,697
   Deferred compensation                                                      (224)             (329)
   Accumulated other comprehensive losses                                     (200)              (38)
   Accumulated deficit                                                     (27,035)          (21,816)
                                                                          ---------         ---------
      Total shareholders' equity                                             5,993            10,619
                                                                          ---------         ---------
      Total liabilities and shareholders' equity                          $ 30,595          $ 40,482
                                                                          ---------         ---------

The accompanying notes are an integral part of these consolidated financial statements.

                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
                         For the Years Ended December 31
                      (In Thousands, Except Per Share Data)

                                                                          2000         1999       1998
                                                                        ---------   ---------  ---------
REVENUE:
   Software license                                                     $ 15,000    $ 20,440   $ 26,284
   Service                                                                43,888      45,754     37,963
   Third-party software and other                                          2,271       3,055      3,957
                                                                        ---------   ---------  ---------
      Total revenue                                                       61,159      69,249     68,204
                                                                        ---------   ---------  ---------
OPERATING EXPENSES:
   Cost of licenses                                                        4,603       3,979      4,577
   Cost of services                                                       21,482      22,004     18,274
   Cost of third-party software and other                                  1,655       2,253      3,021
   Selling, general and administrative                                    26,788      29,614     31,508
   Product development                                                     9,989       9,008      7,571
   Nonrecurring charge                                                     1,147          --         --
                                                                        ---------   ---------  ---------
      Total operating expenses                                            65,664      66,858     64,951
                                                                        ---------   ---------  ---------
      Operating income (loss)                                             (4,505)      2,391      3,253
OTHER EXPENSE, net                                                           386         188        545
                                                                        ---------   ---------  ---------
   Income (loss) from continuing operations before provision for          (4,891)      2,203      2,708
income taxes

PROVISION FOR INCOME TAXES                                                   328         324        465
                                                                        ---------   ---------  ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                  (5,219)      1,879      2,243
                                                                        ---------   ---------  ---------
DISCONTINUED OPERATIONS:
   Net gain on sale of discontinued operations                                --         236        281
                                                                        ---------   ---------  ---------
NET INCOME (LOSS)                                                       $ (5,219)   $  2,115   $  2,524
                                                                        ---------   ---------  ---------
BASIC INCOME (LOSS) PER COMMON SHARE:
   Continuing operations                                                $   (.50)   $    .19   $    .22
   Discontinued operations                                                    --         .02        .03
                                                                        ---------   ---------  ---------
      Basic income (loss) per common share                              $   (.50)   $    .21   $    .25
                                                                        ---------   ---------  ---------
DILUTED INCOME (LOSS) PER COMMON SHARE:
   Continuing operations                                                $   (.50)   $    .18   $    .22
   Discontinued operations                                                    --         .02        .03
                                                                        ---------   ---------  ---------
      Diluted income (loss) per common share                            $   (.50)   $    .20   $    .25
                                                                        ---------   ---------  ---------

The accompanying notes are an integral part of these consolidated financial statements

                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
              For the Years Ended December 31, 2000, 1999 and 1998
                                 (In Thousands)


                                    Common                                           Accumulated
                                    Stock                                               Other
                                   ---------                                         -------------
                                   Number of       Par      Paid-In      Deferred    Comprehensive  Accumulated  Comprehensive
                                    Shares        Value     Capital    Compensation    Losses        Deficit     Income (Loss)
                                   ---------      -----     -------    ------------  -------------  -----------  --------------
BALANCE, December 31, 1997           9,828           98      30,640          --         (236)        (26,455)
 Common stock issued for stock
options and stock purchase plan        194            2         513          --           --             --
 Issuance of restricted shares         180            2         438        (438)          --             --
 Amortization of deferred
compensation                            --           --          --          21           --             --
 Net income                             --           --          --          --           --          2,524         $  2,524
 Foreign currency translation           --           --          --          --          (30)            --              (30)
                                   ---------      -----     -------    ------------  -------------  -----------  --------------
 Comprehensive income                                                                                               $  2,494
                                   ---------      -----     -------    ------------  -------------  -----------  ==============
BALANCE, December 31, 1998          10,202          102      31,591        (417)        (266)       (23,931)
 Common stock issued for stock
options and stock purchase plan        201            2         628          --           --             --
 Common stock issued for
acquisitions                           130            1         478          --           --             --
 Amortization of deferred
compensation                            --           --          --          88           --             --
 Net income                             --           --          --          --           --          2,115         $  2,115
 Foreign currency translation           --           --          --          --          228             --              228
                                                                                                                 --------------
 Comprehensive income                                                                                               $  2,343
                                   ---------      -----     -------    ------------  -------------  -----------  ==============
BALANCE, December 31, 1999          10,533     $    105    $ 32,697    $   (329)    $    (38)      $(21,816)
 Common stock issued for stock
options and stock purchase plan        220            2         648          --           --             --
 Amortization of deferred
compensation                            --           --          --         105           --             --
 Net income                             --           --          --          --           --         (5,219)       $ (5,219)
 Foreign currency translation           --           --          --          --         (162)            --            (162)
 Comprehensive loss                                                                                                $ (5,381)
                                   ---------      -----     -------    ------------  -------------  -----------  ==============
BALANCE, December 31, 2000          10,753     $    107    $ 33,345    $   (224)    $   (200)      $(27,035)
                                   =========      =====     =======    ============  =============  ===========


The accompanying notes are an integral part of these consolidated financial statements.

                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                         For the Years Ended December 31
                                 (In Thousands)


                                                                                2000           1999           1998
                                                                             --------       --------       --------
OPERATING ACTIVITIES:
   Net income (loss)                                                         $(5,219)       $ 2,115        $ 2,524
   Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities-
      Noncash items:
         Depreciation and amortization                                         3,926          4,227          3,165
         Net gain on sale of discontinued operations                              --           (236)          (281)
         Deferred compensation                                                   105             88             21
         Capitalized software development written off                            363            795            458
      Change in current operating items:
         Accounts receivable, net                                              3,329            431            188
         Inventories                                                              --             52            391
         Prepaid expenses                                                        383           (174)           (65)
         Accounts payable                                                       (892)           257         (1,463)
         Accrued expenses                                                     (2,376)          (782)           376
         Deferred revenue                                                     (1,983)           692          3,195
                                                                             --------       --------       --------
            Net cash provided by (used in) continuing operating activities    (2,364)         7,465          8,509
                                                                             --------       --------       --------
INVESTING ACTIVITIES:
   Capitalized software development costs                                     (2,833)        (2,238)        (1,023)
   Purchases of furniture, fixtures and equipment                               (701)        (1,841)        (1,094)
   Payments for acquired licensing rights                                         --         (1,350)            --
   Payments for acquisitions and joint ventures                                 (413)        (1,200)            --
   (Increase) decrease in restricted cash                                         45            (25)           250
   Proceeds from sale of discontinued operations                                  --            223            881
                                                                             --------       --------       --------
         Net cash used in investing activities                                (3,902)        (6,431)          (986)
                                                                             --------       --------       --------


                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                         For the Years Ended December 31
                                 (In Thousands)
                                   (Continued)

                                                                   2000              1999             1998
                                                                ---------         ----------        ---------

FINANCING ACTIVITIES:
   Payments of long-term obligations                            $ (1,238)         $ (1,153)         $ (1,693)
   Proceeds from capital leases                                       --               538                --
   Repayment of equipment facility                                    --              (538)               --
   Borrowings on line-of-credit                                    4,800             3,600               500
   Payments on line-of-credit borrowings                          (4,800)           (2,400)           (2,500)
   Proceeds on issuance of common stock, net                         650               630               515
                                                                ---------         ----------        ---------
      Net cash provided by (used in) financing activities           (588)              677            (3,178)

EFFECT OF EXCHANGE RATE ON FOREIGN CASH BALANCES                      --                --               (30)
      Change in cash and cash equivalents                         (6,854)            1,711             4,315

CASH AND CASH EQUIVALENTS:
   Beginning of year                                              11,784            10,073             5,758
                                                                ---------         ----------        ---------
   End of year                                                  $  4,930          $ 11,784          $ 10,073
                                                                ---------         ----------        ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during each year for-
      Interest                                                  $    304          $    531          $    720
      Income taxes                                              $     59          $    653          $     27
   Noncash investing and financing activity
      Capital leases                                            $    755          $  1,099          $    527
      Long-term obligations issued as part of acquisition             --          $  1,984                --
      Common stock issued as part of acquisition                      --          $    479                --


The accompanying notes are an integral part of these consolidated financial statements.

                    FOURTH SHIFT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

1.   Nature of Business and Company Operations:

Fourth Shift Corporation (a Minnesota corporation) and its subsidiaries (collectively referred to as the Company) engage principally in the development, marketing, licensing and support of internet-enabled, enterprise-wide business software used for industrial planning and management processes, primarily for use in the manufacturing industry. The Company's principal product, the Fourth Shift Software System (FOURTH SHIFT), is a family of integrated manufacturing and financial management applications for intermediate-sized sites of manufacturing and distribution enterprises. The FOURTH SHIFT system operates in a Windows, Windows NT and Novell open computing environment.

The consolidated financial statements include the accounts of Fourth Shift Corporation (Fourth Shift) and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

2.   Summary of Significant Accounting Policies:

Revenue Recognition

The Company generates revenues from licensing software and providing postcontract customer support and other professional services. The Company uses written contracts to document the elements and obligations of arrangements with its customers. Arrangements that include the licensing of software typically include customer support and other professional services. Customer support includes the right to unspecified upgrades on a when-and-if-available basis and ongoing technical support. The other professional services may include training, installation, consulting and project management services.

Third-party software and other revenue is derived from the resale of third-party licenses and hardware. Revenue is recognized upon delivery of the product.

The Company recognizes revenue in accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition." Revenue under multiple-element arrangements, which may include several software products or services sold together, are allocated to each element based upon the residual method in accordance SOP 98-9, "Software Revenue Recognition, With Respect to Certain Transactions," which amends certain provisions of SOP 97-2. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. The Company has established sufficient vendor specific objective evidence of fair value for customer support and other professional services based upon the price charged when these elements are sold separately. Accordingly, software license fees revenues are recognized under the residual method in arrangements in which the software is licensed with customer support and/or other professional services, and the undelivered elements of the arrangements are not essential to the functionality of the delivered software. The Company recognizes software license fees upon execution of the signed contract, delivery of the software to the customer, determination that the software license fees are fixed or determinable, and determination that the collection of the software license fees is probable. Customer support revenues are recognized ratably over the term of the arrangement, generally one year, on a straight-line basis. The other professional services elements of a software arrangement are typically accounted for separately as the services are performed. In those instances where the services are essential to the functionality of any other element of the arrangement, contract accounting is applied.

Software Development Costs

Capitalization of computer software development costs begins upon the establishment of technological feasibility, limited to the net realizable value of the software product, and ceases when the software product is available for general release to customers. Amortization is computed on each product based upon the greater of the amount computed on a units sold basis (ratio of gross product revenue to anticipated future gross revenue for that product) or straight-line basis over the remaining estimated economic life of the product. Costs of maintenance and customer support are to be charged to expense when related revenue is recognized or when those costs are incurred, whichever occurs first.

The Company capitalized $2,833,000 and $2,238,000 of development costs in 2000 and 1999, respectively. These costs are amortized using a two to five year economic life for the framework and modules. Amortization expense for 2000, 1999, and 1998 totaled $1,617,000, $1,371,000, and $625,000, respectively, and is included as a component of product development expense. In connection with its 2000 restructuring (see Note 6), the Company wrote off $363,000 of previously capitalized costs relating to geographical initiatives, net of accumulated amortization, to nonrecurring charges. In 1999 and 1998, the Company wrote off $795,000 and $458,000, respectively, of previously capitalized technology that was no longer aligned with the Company's current product strategy. This charge is included in product development expense.

Other Assets

Other Assets consists of intangible assets including software, licensing rights and customer lists acquired as part of business acquisitions, and goodwill (the excess of cost over net assets acquired). Also included in Other Assets at December 31, 2000 is the Company's advance to its new Middle East/North Africa joint venture (see Note 5). Each of these is capitalized and amortized by the straight-line method over three to seven years based on the estimated useful economic life. Amortization expense for 2000 and 1999 totaled $712,000 and $248,000 respectively. No amortization expense was recorded in 1998.

Cash Equivalents

The Company considers all highly liquid and short-term investments purchased with a maturity of three months or less to be cash equivalents. Short-term investments consist principally of government securities and mutual funds and are stated at cost, which approximates market.

Accounts Receivable

Accounts Receivable are stated net of allowances for uncollectible accounts. At December 31, 2000 and 1999, this allowance was $1,573,000 and $1,310,000 respectively.

Inventories

Inventories consist of third-party software held for resale, computer software media, instruction material and packaging, and are stated at the lower of first-in, first-out cost or market.

Prepaid Expenses

Prepaid expenses consist principally of prepaid rents and rental deposits, prepaid insurance premiums and deposits on capital leases.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost and are depreciated principally under the straight-line method for financial and income tax reporting purposes over estimated useful lives that range from three to five years. Depreciation expense for 2000, 1999 and 1998 was $1,034,000, $2,098,000 and $2,556,000 respectively.

Restricted Cash

Restricted  cash  is  pledged  to  support  certain  facilities  leases.   These
restrictions will decrease over time ending in 2006.

Foreign Currency Translation

For the Company's foreign operations, assets and liabilities are translated at year-end exchange rates, and terms included in the consolidated statements of operations are translated at average exchange rates prevailing during the year. Translation adjustments are included in accumulated other comprehensive losses in the accompanying consolidated balance sheets.

Deferred Revenue

Deferred revenue primarily consists of customer support and other services for which cash has been received or amounts are due but services have not been provided. Services that must be provided relate to normal operations of the Company.

Income Taxes

The Company accounts for income taxes under the liability method of accounting. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

Net Income (Loss) Per Common Share

Basic earnings per share was computed by dividing net income (loss) by the number of weighted average common shares outstanding during the year. For the year ended December 31, 2000, 2,377,000 options were excluded from the diluted EPS calculation as the effect would be anti-dilutive. Diluted earnings per share for 1999 and 1998 was computed in the same way as the computation of basic earnings per share, except that the denominator is increased for the assumed dilutive stock options and other dilutive securities (including nonvested restricted stock), using the treasury stock method.

Reconciliation of weighted average shares used in computing income (loss) per share are as follows (in thousands):

                                                                                      2000          1999          1998
                                                                                     ------        -------       -------
Weighted average common shares outstanding used in computing basic income
(loss) per share                                                                     10,518        10,227         9,956
Dilutive effect of stock options and other dilutive securities outstanding,
using the treasury stock method                                                           -           505           183
                                                                                     -------       -------       --------
Shares used in computing diluted income (loss) per share                             10,518        10,732        10,139
                                                                                     -------       -------       --------

Reclassifications

Certain amounts previously reported in the 1999 financial statements have been reclassified to conform to the 2000 presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

New Accounting Pronouncements

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001. The Company currently does not engage in or plan to engage in derivative or hedging activities, therefore the adoption of SFAS No. 133 did not have an impact on the Company's results of operations, financial position or cash flows.

The Company  adopted the provisions of the Securities and Exchange  Commission's
(SEC) Staff Accounting Bulletin ("SAB") no. 101, "Revenue Recognition in Financial Statements" during the fourth quarter of 2000. SAB 101 provides the SEC staff's views in applying accounting principles generally accepted in the United States to selected revenue recognition issues. The adoption of SAB No. 101 did not have any impact upon the Company's revenue recognition policy.

3.   Acquisition of Computer Aided Business Solutions:

Effective June 30, 1999, the Company acquired all of the outstanding capital stock of Computer Aided Business Solutions, Inc. ("CABS"), a developer of software solutions for manufacturing companies, for $1,200,000 in cash; 130,000 shares of common stock which had a market value of approximately $479,000 at the time of acquisition; and $1,000,000 payable in equal installments of $250,000 due within 30 days of December 31, 2000, 2001, 2002 and 2003. The installment payments are non-interest bearing and the Company has recorded the payments at present value, in the amount of $769,000.

In addition, the Company is required to make payments totaling $1,500,000 to the shareholder of CABS since CABS attained certain operating results as defined, for the year ended December 31, 1999. This amount is payable in equal installments of $375,000 due within 30 days of December 31, 2000, 2001, 2002 and 2003. The installment payments are non-interest bearing and the Company has recorded the payments at present value, in the amount of $1,215,000. These additional payments have been recorded as an adjustment to the purchase price at December 31, 1999.

This acquisition has been accounted for under the purchase method. Accordingly, the purchase price has been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Goodwill (the excess of cost over net assets acquired) and other intangibles are being amortized on a straight-line basis over a period of seven years. The consolidated statements of operations reflect the results of operations of the purchased company beginning July 1, 1999. Historical results would not be materially different if the acquisition would have occurred on January 1, 1998.

4.   Acquisition of Endurant Business Solutions, Inc:

Effective November 6, 2000, the company acquired the assets and certain liabilities of Endurant Business Solutions, Inc. ("Endurant"), a software consulting company. The purchase price consisted of a $200,000 cash payment, an earn out payment for the collection of acquired receivables, and an earn out for revenue generated from the acquired entity. The revenue earn out is effective for 2001 and 2002, and is limited to $250,000 for the 2002 fiscal period. The revenue and receivable earn out payments will be recorded as purchase price adjustments and amortized on a straight-line basis over a period of three years. For the year ended December 31, 2000, $10,000 was recorded as a purchase price adjustment for the revenue and receivable earn outs.

This acquisition has been accounted for under the purchase method. Accordingly, the purchase price has been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Goodwill (the excess of cost over net assets acquired) and other intangibles are being amortized on a straight-line basis over a period of three years. The consolidated statements of operations reflect the results of operations of the purchased company beginning November 6, 2000.

5.   Middle East/North Africa Joint Venture (MENA):

In December 2000, the Company entered into a joint venture to market the Company's product in the Middle East and North Africa. The Company invested $220,000 for a 55% stake of this venture, which investment is recorded at December 31, 2000 as part of other assets. The remaining 45% of the venture is held by its General Manager, formerly a distributor of the Company's product in the region. The Company will consolidate the results of MENA beginning when the joint venture registration is effective.

6.   Nonrecurring Charges:

During 2000, the Company experienced significant changes in the market in which it operates. The Company responded on two separate occasions by initiating expense reduction plans to better align its expense base with current market conditions. These expense reduction plans included headcount reductions in management and staff, and reduction in facilities and associated overhead.

On June 30, 2000, the Company terminated 50 employees and contractors primarily in the sales, consulting and development departments in its Americas region. The nonrecurring charges were $849,000. This expense consisted of $465,000 of severance and early retirement costs for employees and contractors, $363,000 of previously capitalized development costs which related to geographical initiatives that were scaled back as a result of the expense reduction plan, and $21,000 from the termination of leased properties.

On December 31, 2000 the Company terminated 29 employees and contractors, primarily in the sales, consulting and development departments in its Americas region. The nonrecurring charges were $298,000, which consisted of $206,000 of severance and $92,000 from the termination of leased properties.

As of December 31, 2000, the Company had $338,000 of future cash commitments relating to these charges that remained to be paid.

7.   Revolving Credit Facility:

The Company has a line-of-credit agreement with a bank. Borrowings under this agreement are limited to the lesser of $10,000,000 or a percentage of eligible accounts receivable ($4,500,000 at December 31, 2000). Borrowings are collateralized by accounts receivable and other assets of the Company and bear interest at the bank's base rate plus 1/2%. In 2000, the weighted average interest rate the Company incurred was approximately 9.6%. The agreement expires in March 2002. At December 31, 2000, the Company had outstanding borrowings of $1,200,000 under the line-of-credit.

8.   Long-Term Obligations:

Long-term obligations consisted of the following at December 31 (in thousands):

                                                                                         2000          1999
                                                                                     ----------     ----------
Capital lease obligations, varying interest rates, due in various  monthly           $   1,709      $  1,881
installments through 2003
Notes payable for CABS acquisition                                                       1,984         1,984
Less current portion                                                                    (1,847)       (1,031)
                                                                                     ----------     ----------
   Long-term obligations                                                             $   1,846      $  2,834
                                                                                     ----------     ----------


Future minimum payments under noncancelable capital leases, net of amounts representing interest are $994,000 in 2001, $592,000 in 2002 and $140,000 in
2003.

As part of the CABS acquisition, the Company entered into an agreement to pay four equal installments of $625,000 due within 30 days of December 31, 2000, 2001, 2002 and 2003. The Company has recorded the payments at present value, using a discount rate of 9%, in the amount of $1,984,000 (see Note 3).

9.   Income Taxes:

At December 31, 2000, the Company had available net operating loss carryforwards of approximately $15,969,000 and tax credit carryforwards of approximately $2,067,000. These net operating losses and tax credit carryforwards will expire from 2008 to 2020.

The utilization of a portion of these net operating loss carryforwards may be subject to Internal Revenue Code section 382 if certain significant investors sell or purchase ownership interests. If an ownership change does occur, the Company's ability to utilize its tax net operating loss carryforwards to offset any future federal taxable income would be limited to a maximum amount in any one year.

The provision for income taxes is comprised of the following for the years ended December 31 (in thousands):

                                 2000            1999               1998
                                ------          ------             -----
Current tax provision:
   Federal                      $  -             $163              $121
   State                          15              127                83
   Foreign                       313               34               261
                                ------          ------             -----
                                $328             $324              $465
                                ------          ------             -----

The Company records deferred taxes for the difference between the financial reporting and income tax bases of certain assets and liabilities, computed in accordance with tax laws in effect currently. The principal differences which give rise to deferred taxes are as follows (in thousands):

                                                                            2000                 1999
                                                                         ---------             ---------
Net operating loss and tax credit carryforwards                          $  7,480               $ 6,288
Accruals and reserves not currently deductible for tax purposes             1,149                 1,526
Capitalized research and development costs                                 (1,481)               (1,254)
Other                                                                         (62)                  273
Less valuation allowance                                                   (7,086)               (6,833)
                                                                         ---------             ---------
Net deferred taxes                                                       $      -               $     -
                                                                         ---------             ---------


The Company has provided a valuation allowance for the net deferred tax benefit resulting from net operating loss carryforwards and other differences between the reported book and tax bases of certain assets and liabilities, as the realizability of this net deferred tax benefit is not reasonably assured.

The Company's effective tax rate differs from the statutory federal income tax rate of 34% as a result of the utilization of tax operating loss carryforwards in 1999 and 1998, partially offset by alternative minimum tax, state and foreign taxes. In 2000, the tax provision primarily consisted of foreign taxes. No benefit for the losses generated was recorded because a full valuation allowance was recorded against net operating losses generated since their utilization is not assured.

10. Commitments and Contingencies:

Operating Leases

The Company has operating leases for its corporate headquarters, additional office space and certain office equipment. The aggregate future minimum rental payments under these leases, net of amounts to be received related to the sublease of certain office space, are as follows (in thousands):

        Year                                Amount
        -----------                       ---------
        2001                              $  3,051
        2002                                 1,895
        2003                                 1,622
        2004                                 1,431
        2005                                 1,352
        Thereafter                           3,137
                                          ---------
                                          $ 12,488
                                          ---------

Rent  expense,  including  amounts  paid  under  short-term  arrangements,   was
approximately  $2,763,000,  $2,669,000,  and $2,423,000 in 2000,  1999 and 1998,
respectively.

Significant Contracts

On July 1, 1998, the Company entered into a four-year $12,000,000 commitment with a third-party database supplier whose product is embedded in and distributed with the FOURTH SHIFT product. The agreement also includes three three-year renewal options. Payments are made monthly. In 2000, the Company recognized $3,000,000 of expense under this agreement that is included in the cost of licenses. At December 31, 2000, $4,500,000 remained of this commitment.

In June 1999, the Company entered into an OEM licensing agreement with a business relationship management software vendor, which was subsequently amended in December 2000. As part of the agreement, the Company has agreed to pay a percentage of licensing and customer support revenues, which is included in cost of licenses. Minimum license royalty payments are $250,000 for each of the remaining three contract years ending June 30.

In August 1999, the Company entered into an OEM licensing agreement with a human resources management system software vendor. As part of the agreement, the Company had an initial commitment of $1,500,000. The initial commitment has been capitalized as acquired licensing rights and is being amortized over a five-year useful life. The Company recognized $270,000 and $113,000 of expense under this agreement in 2000 and 1999, respectively. In addition, the Company will pay variable rate royalties to the vendor based on sales, which will be included in the cost of licenses.

Litigation

The Company is subject to litigation in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations or financial position.

11.  Options and Compensation Plans:

Stock Options

Under the terms of the Company's 1989 stock option plan (the 1989 Plan), options granted to employees expire no later than ten years after the date of grant, and the exercise price must be at least 100% of the fair market value of the shares at the date of grant. The 1989 Plan covers both incentive and nonqualified stock options and is limited to 200,000 total shares. Incentive stock options granted to employees, who immediately before such grant owned stock directly or indirectly representing more than 10% of the voting power of all classes of the stock of the Company, may not be exercisable more than five years after the date of grant and the exercise price per share must be at least 110% of the fair market value of the shares at the date of grant. Options vest over varying periods not to exceed five years. This plan remained in effect until October 17, 1999, after which time no additional options will be granted under the plan.

The Company's 1993 stock option plan (the 1993 Plan) covers both incentive and nonqualified stock options and is limited to 3,000,000 shares. No more than 100,000 shares may be granted to any participant in a single calendar year, and the exercise price of options granted under this plan must be at least 100% of the fair market value of the shares at the date of grant. The 1993 Plan terminates in June 2003.

Stock option plan activity is summarized as follows:

                                                                                                          Option Price
                                                            1989 Plan      1993 Plan          Total        Per Share
                                                            ----------    -----------      -----------    ------------
Option shares outstanding at December 31, 1997                 4,000       1,202,741        1,206,741     $2.63-$8.25
   Options granted                                                 -       1,132,900        1,132,900     $2.44-$4.06
   Options exercised                                               -        (46,125)         (46,125)     $2.63-$3.38
   Options forfeited                                               -       (492,866)        (492,866)     $2.56-$8.25
                                                            ----------    -----------      -----------    ------------
Option shares outstanding at December 31, 1998                 4,000       1,796,650        1,800,650     $2.44-$8.25
   Options granted                                            10,000         135,500          145,500     $3.25-$5.13
   Options exercised                                               -        (51,125)         (51,125)     $2.56-$6.38
   Options forfeited                                               -       (143,250)        (143,250)     $2.44-$7.63
                                                            ----------    -----------      -----------    ------------
Option shares outstanding at December 31, 1999                14,000       1,737,775        1,751,775     $2.44-$8.25
   Options granted                                                 -         811,000          811,000     $1.25-$5.63
   Options exercised                                               -        (70,875)         (70,875)     $2.56-$5.50
   Options forfeited                                               -       (277,025)        (277,025)     $2.44-$8.25
                                                            ----------    -----------      -----------    ------------
Option shares outstanding at December 31, 2000                14,000       2,200,875        2,214,875     $1.25-$6.50
                                                            ----------    -----------      -----------    ------------


                                                                             2000            1999           1998
                                                                           ---------       ---------      --------
Options exercisable at year-end                                             647,748         578,724        409,148
Weighted average price of options exercisable at year-end                  $   4.11        $    4.41      $   5.07
Weighted average fair market value of options granted                      $   2.67        $    4.57      $   2.67
Weighted average remaining contractual life of options outstanding              7.7              7.3           8.2
at year end


The Company has elected to account for these stock option plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income (loss) and earnings (loss) per share would have been as follows:


                                                                                   2000           1999         1998
                                                                                 --------        -------      ------
Net income (loss):                                            As reported        $(5,219)        $2,115       $2,524
                                                              Pro forma          $(5,946)        $1,057       $1,408
Basic income (loss) per common share:                         As reported        $  (.50)        $  .21       $  .25
                                                              Pro forma          $  (.57)        $  .10       $  .14
Diluted income (loss) per common share:                       As reported        $  (.50)        $  .20       $  .25
                                                              Pro forma          $  (.57)        $  .10       $  .14

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5% and expected life of 7.7 years for 2000, 1999 and 1998;
expected annualized volatility of .98, .98 and .99 for 2000, 1999 and 1998, respectively.

Other Employee Compensation Plans

The Company has a 401(k) plan that covers substantially all domestic employees over 21 years of age with at least six months of continuous service. The Company may make discretionary matching contributions to the plan based upon employee contributions. The Company did not make any matching contribution to this plan in 2000. The Company made matching contributions to this plan of approximately $373,000 in 1999, and $363,000 in 1998.

The Company has an employee stock purchase plan (the Stock Purchase Plan). Under the Stock Purchase Plan, participating full-time employees and directors of the Company are able to purchase shares of the Company's common stock at 85% of market value, as defined. A total of up to 900,000 shares of the Company's common stock has been reserved under the Stock Purchase Plan. The Company issued 149,000 shares in 2000, 150,000 shares in 1999, and 147,000 shares in 1998. The fair value of shares purchased was $311,000 in 2000, $530,000 in 1999, and $423,000 in 1998.

Board of Directors' Compensation Plan

The board of directors has approved a compensation plan whereby certain directors may receive cash compensation for each directors' meeting attended or, in lieu of cash payment, shares of common stock through the Company's Stock Purchase Plan. The number of shares issued in lieu of cash fees is adjusted to reflect the fair market value of the common stock in accordance with the Company's Stock Purchase Plan. Total shares of approximately 18,000, 21,000 and, 18,000 were issued under this plan in 2000, 1999, and 1998, respectively. The expenses recognized in connection with shares issued to nonemployee directors was approximately $41,000, $64,000, and $53,000, in 2000, 1999, and 1998,
respectively. In addition, nonemployee directors are entitled to receive options to purchase shares of the Company's common stock under this plan.

Restricted Stock

In October 1998, the Company issued to certain employees 180,000 shares of restricted common stock and options to purchase 540,000 common shares under the terms of the 1993 Plan. The restricted stock vests five years from the date of grant and is subject to forfeiture upon termination of employment. The options vest in lump sum eight years from date of grant, expire ten years from the date of grant and have an exercise price equal to the fair market value on the date of grant. The vesting of both the restricted stock and the options are accelerated if certain Company performance criteria are met in any of the three calendar years in the period ended December 31, 2001. In 2000, 1999 and 1998, the Company recognized compensation expense of $105,000, $88,000 and $21,000 related to the restricted stock. The remaining deferred compensation of $224,000 will be recognized over the remainder of the five-year service period.

12.  Shareholder Rights Plan:

In December  1998,  the Company  adopted a new  Shareholder  Rights Plan (Rights
Plan). Under the Rights Plan, a dividend of one preferred share purchase right (a Right) per share for each outstanding share of common stock was granted to shareholders of record. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock. The Rights issued under the plan will become exercisable by shareholders other than a potential acquirer only following an acquisition by the acquirer, without prior approval by the Company's board of directors, of 20% or more of the common stock, or the announcement of a tender offer for 20% or more of common stock. The rights will expire in December 2008.

The Company has authorized 200,000 shares of Series A Junior Participating Preferred Stock (Preferred Stock), par value $.01. In preference to the holders of common stock, the holders of the Preferred Stock are entitled to receive quarterly dividends equal to the greater of $1.00 or 100 times the per share amount of all cash and noncash dividends declared on common stock since the preceding quarter. At December 31, 2000, there were no shares of Preferred Stock outstanding.

13.  Segment Reporting:

The Company discloses segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for disclosure of financial information related to operating segments of the Company as well as disclosure requirements for customer and geographic information. SFAS No. 131 defines an operating segment as a component of a company for which operating results are reviewed regularly by the chief operating decision-maker to determine resource allocation and assess performance. The Company has three operating segments under the guidelines of SFAS No. 131: the Americas, Asia and Europe. Each operating segment derives its revenues from licensing its proprietary software system, providing customer support, training, consulting and installation services related to its software, and through the resale of complementary third-party software licenses and hardware.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). Financial information by geographical segment is as follows (in thousands):


                                                       Americas           Europe           Asia          Eliminations   Consolidated
                                                       ---------       ----------        ---------       ------------   ------------

2000:
   Revenue                                             $ 44,845           10,504         $  5,810        $       -        $ 61,159
   Depreciation and amortization                          3,165              151              298               --           3,614
   Interest income (expense) (1)                           (273)              64               --               --            (209)
   Income tax expense                                        16               14              298               --             328
   Net loss                                              (4,405)            (805)              (9)              --          (5,219)
   Segment assets                                        30,077            1,556            1,743           (2,781)         30,595
   Capital expenditures                                   1,250              201              288               --           1,739
1999:
   Revenue                                             $ 50,252         $ 12,607         $  6,390        $       -        $ 69,249
   Depreciation and amortization                          3,396              303              528               --           4,227
   Interest income (expense) (1)                           (137)              42               --               --             (95)
   Income tax expense                                       290               34               --               --             324
   Net income (loss)                                      2,529             (248)            (166)              --           2,115
   Segment assets                                        37,138            3,831            2,294           (2,781)         40,482
   Capital expenditures                                   1,438               81              322               --           1,841
1998:
   Revenue                                             $ 49,635         $ 11,657         $  6,912        $       -        $ 68,204
   Depreciation and amortization                          2,356              390              419               --           3,165
   Interest income (expense) (1)                           (538)              50               --               --            (488)
   Income tax expense (benefit)                             204              278              (17)              --             465
   Net income (loss)                                      2,841              112             (429)              --           2,524
   Segment assets                                        28,340            4,841            3,001           (2,781)         33,401
   Capital expenditures                                     553              458               83               --           1,094



(1) In the consolidated statements of operations, interest income (expense) is reported net of other expense of $177,000, $93,000 and $58,000 in 2000, 1999 and 1998, respectively.

The Company had no customers from whom it generated 10% or more of consolidated revenues. The United States and United Kingdom were the only two countries from which the Company generated revenues exceeding 10% of consolidated revenues. Following is information regarding operations in the United States and United Kingdom (in thousands):


                               2000                             1999                         1998
                     -----------------------------   ---------------------------    ------------------------------
                      Revenue    Long-lived Assets   Revenue   Long-lived Assets    Revenue     Long-lived Assets
                     --------   ------------------   -------   -----------------    --------    ------------------
United States        $42,855        $11,756          $49,504          $11,062       $47,638         $5,823
United Kingdom       $ 6,674        $   760          $ 7,760          $   983       $ 7,163         $1,192

14.  Quarterly Financial Data (Unaudited):

The following is a condensed summary of actual quarterly results of operations for 2000 and 1999 (in thousands, except per share data):


                                                                                               2000
                                                                  First        Second          Third         Fourth         Total
                                                               ----------     ---------      ---------      ----------     ---------

Revenue                                                        $ 16,265       $ 15,098       $ 14,892       $ 14,904       $ 61,159
Operating profit (loss)                                            (268)        (3,649)           115           (703)        (4,505)
Loss from continuing operations                                    (356)        (3,875)          (153)          (835)        (5,219)
                                                               ----------     ---------      ---------      ----------     ---------
Net loss                                                       $   (356)      $ (3,875)      $   (153)      $   (835)      $ (5,219)
                                                               ----------     ---------      ---------      ----------     ---------
   Basic and diluted income per common share                   $   (.03)      $   (.37)      $   (.01)      $   (.08)      $   (.50)
                                                               ----------     ---------      ---------      ----------     ---------

                                                                                                1999
                                                                   First        Second          Third         Fourth         Total
                                                               ----------     ---------      ---------      ----------     ---------

Revenue                                                        $ 16,977       $ 17,753       $ 16,525       $ 17,994       $ 69,249
Operating income                                                    756            682            469            484          2,391
Income from continuing operations                                   503            537            392            447          1,879
Results of discontinued operations                                   30             50             86             70            236
                                                               ----------     ---------      ---------      ----------     ---------
Net income                                                     $    533       $    587       $    478       $    517       $  2,115
                                                               ----------     ---------      ---------      ----------     ---------
Basic income per common share:
   Continuing operations                                       $    .05       $    .06       $    .04       $    .04       $    .19
   Discontinued operations                                     $    .00       $    .00       $    .01       $    .01       $    .02
                                                               ----------     ---------      ---------      ----------     ---------
   Basic income per common share                               $    .05       $    .06       $    .05       $    .05       $    .21
                                                               ----------     ---------      ---------      ----------     ---------
Diluted income per common share:
   Continuing operations                                       $    .05       $    .06       $    .03       $    .04       $    .18
   Discontinued operations                                     $    .00       $    .00       $    .01       $    .01       $    .02
                                                               ----------     ---------      ---------      ----------     ---------
   Diluted income per common share                             $    .05       $    .06       $    .04       $    .05       $    .20
                                                               ----------     ---------      ---------      ----------     ---------


15. Subsequent Event - Definitive Agreement Signed with AremisSoft to Acquire Fourth Shift:

On February 26, 2001 the Company announced a definitive agreement to be acquired by AremisSoft Corporation, an international supplier of enterprise-wide software and Internet-enabled solutions for the manufacturing, hospitality, healthcare and construction industries. Under terms of the agreement, AremisSoft will acquire all of the outstanding common stock of Fourth Shift for $3.70 per share for a total consideration of approximately $40 million. The Board of Directors of both companies unanimously approved the transaction. Closing of the transaction is subject to approval by Fourth Shift shareholders at a meeting scheduled for April 27, 2001.

                    Fourth Shift Corporation and Subsidiaries
                           Consolidated Balance Sheets
                                 (In thousands)
                                  (Unaudited)


                               ASSETS
                                                                       March 31,   December 31,
                                                                          2001         2000
                                                                       ---------   -----------

CURRENT ASSETS:
       Cash and cash equivalents                                       $  4,872    $  4,930
       Accounts receivable, net                                          10,567      11,038
       Accounts receivable, other                                           881          --
       Inventories                                                           81          74
       Prepaid expenses                                                     347         887
                                                                       ---------   -----------

                 Total current assets                                    16,748      16,929

FURNITURE, FIXTURES AND EQUIPMENT, net                                    4,609       5,201

RESTRICTED CASH                                                             445         445

OTHER ASSETS, net                                                         3,582       3,865

SOFTWARE DEVELOPMENT COSTS, net                                           4,060       4,155
                                                                       ---------   -----------
     TOTAL ASSETS                                                      $ 29,444    $ 30,595
                                                                       =========   ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
       Current portion of long-term obligations                        $  1,279    $  1,847
       Revolving credit facility                                          1,200       1,200
       Accounts payable                                                   2,312       2,020
       Accrued expenses                                                   5,102       5,254
       Deferred revenue                                                  13,938      12,435
                                                                       ---------   -----------
                 Total current liabilities                               23,831      22,756

LONG-TERM OBLIGATIONS                                                     1,518       1,846

SHAREHOLDERS' EQUITY:
       Common stock                                                         107         107
       Additional paid-in capital                                        33,398      33,345
       Deferred compensation                                               (195)       (224)
       Accumulated other comprehensive losses                              (172)       (200)
       Accumulated deficit                                              (29,043)    (27,035)
                                                                       ---------   -----------
                 Total shareholders' equity                               4,095       5,993
                                                                       ---------   -----------
                   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $ 29,444    $ 30,595
                                                                       =========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    Fourth Shift Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                  (Unaudited)

                                                                         Three months ended
                                                                               March 31
                                                                      ---------------------------
                                                                        2001              2000
                                                                      ---------         ---------
REVENUE:
            Software license                                          $  2,860          $  4,683
            Service                                                     10,206            10,952
            Third-party software and other                                 320               630
                                                                      ---------         ---------
                      Total revenue                                     13,386            16,265
                                                                      ---------         ---------
OPERATING EXPENSES:
            Cost of licenses                                             1,009               859
            Cost of services                                             4,732             5,671
            Cost of third-party software and other                         288               501
            Selling, general and administrative                          5,827             7,093
            Product development                                          2,167             2,409
                                                                      ---------         ---------
                      Total operating expenses                          14,023            16,533
                                                                      ---------         ---------

Operating loss                                                            (637)             (268)

Interest expense, net                                                     (146)              (36)

Other expense, net                                                         (55)              (29)
                                                                      ---------         ---------
LOSS FROM CONTINUING OPERATIONS
     BEFORE PROVISION FOR INCOME TAXES                                    (838)             (333)
            Provision for income taxes                                      45                23
                                                                      ---------         ---------
LOSS FROM CONTINUING OPERATIONS                                           (883)             (356)

NET LOSS FROM DISCONTINUED OPERATIONS                                   (1,125)               --
                                                                      ---------         ---------
NET LOSS                                                              $ (2,008)         $   (356)
                                                                      =========         =========
BASIC AND DILUTED LOSS PER COMMON SHARE:
     Continuing operations                                            $  (0.08)         $  (0.03)
     Discontinued operations                                             (0.11)             0.00
                                                                      ---------         ---------
     Net loss per share                                               $  (0.19)         $  (0.03)
                                                                      =========         =========
SHARES USED IN BASIC AND DILUTED PER COMMON SHARE COMPUTATION
            Basic                                                       10,645            10,444
                                                                      =========         =========
           Diluted                                                      10,645            10,444
                                                                      =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

                    Fourth Shift Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                  (Unaudited)

                                                                                 Three months ended
                                                                                       March 31
                                                                             ---------------------------
                                                                                2001               2000
                                                                             ---------         ---------
OPERATING ACTIVITIES:
             Net loss                                                        $ (2,008)         $   (356)
             Adjustments to reconcile net loss to net cash
             provided by (used in) operating activities:
                  Depreciation and amortization                                 1,108               655
                  Discontinued operations                                         518                --
                  Deferred compensation                                            29                21
                  Change in current operating items:
                       Accounts receivable, net                                   471             2,496
                       Inventories                                                 (7)               13
                       Prepaid expenses                                          (341)             (241)
                       Accounts payable                                           292               (63)
                       Accrued expenses                                          (107)           (1,946)
                       Deferred revenue                                         1,503              (802)
                                                                             ---------         ---------
                  Net cash provided by (used in) operating activities           1,458              (223)
                                                                             ---------         ---------
INVESTING ACTIVITIES:
             Purchase of furniture, fixtures and equipment                       (196)             (556)
             Cash released from restrictions                                       --                45
             Capitalized software development costs                              (477)             (686)
                                                                             ---------         ---------
                  Net cash used in investing activities                          (673)           (1,197)
                                                                             ---------         ---------
FINANCING ACTIVITIES:
             Proceeds from assumption of long-term obligations                     --               396
             Payments of long-term obligations                                   (896)             (282)
             Borrowings on line of credit                                       1,200                 -
             Payments on line of credit                                        (1,200)                -
             Proceeds on issuance of common stock                                  53               419
                                                                             ---------         ---------
                  Net cash provided by (used in) financing activities            (843)              533
                                                                             ---------         ---------
                  Net change in cash and cash equivalents                         (58)             (887)

CASH AND CASH EQUIVALENTS:
                 Beginning of period                                            4,930            11,784
                                                                             ---------         ---------
                 End of period                                               $  4,872          $ 10,897
                                                                             =========         =========
SUPPLEMENTAL CASH FLOW INFORMATION:
             Cash paid during each period for-
                       Income taxes                                          $     45          $     29
                       Interest                                              $    133          $     35
                                                                             =========         =========


The accompanying notes are an integral part of these consolidated financial statements.

                            FOURTH SHIFT CORPORATION
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2001
                                  (Unaudited)


1. The accompanying interim consolidated financial statements have been prepared by Fourth Shift Corporation (the "Company"), without audit, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.

     The unaudited consolidated financial statements as of March 31, 2001 and 2000 and for the three month periods then ended include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the respective interim periods. The results of operations for the three month period ended March 31, 2001 are not necessarily indicative of results of operations to be expected for the entire fiscal year ending December 31, 2001. The accompanying interim consolidated financial statements have been prepared under the presumption that users of the interim consolidated financial information have either read or have access to the audited consolidated financial statements for the year ended December 31, 2000. Accordingly, certain footnote disclosures that would substantially duplicate the disclosures contained in the December 31, 2000 audited consolidated financial statements have been omitted from these interim consolidated financial statements. It is suggested that these interim consolidated financial statements be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000 and the notes thereto.

2. Other comprehensive income was $65,000 for the quarter ended March 31, 2001. For the quarter ended March 31, 2000, other comprehensive losses were $418,000. These amounts result from net income adjusted by foreign currency translation adjustments.

3. In  accordance  with  SFAS No.  86,  "Accounting  for the  Costs of  Computer
Software to be Sold, Leased, or Otherwise Marketed," certain software development costs are capitalized upon the establishment of technological feasibility. Costs incurred prior to the establishment of technological feasibility and development costs incurred to improve and enhance existing software are charged to expense as incurred.

In the first quarter of 2001, the Company capitalized $477,000 of development costs relating to future releases of the Fourth Shift(R) Software System ("FOURTH SHIFT") and amortized $572,000 of previously capitalized technology. In the first quarter of 2000, the Company capitalized $686,000 of software development costs and amortized $419,000 of previously capitalized technology.

4. Basic EPS is computed by dividing net income by the number of weighted average common shares outstanding. For the quarter ended March 31, 2001, 2,377,000 options were excluded from the diluted EPS calculation as the effect would be anti-dilutive. For the quarter ended March 31, 2000, 1,752,000 options were excluded from the diluted EPS calculation as the effect would be anti-dilutive.

5. The Company has three operating segments: Americas, Europe and Asia. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 of the Company's December 31, 2000 audited consolidated financial statements). Financial information by operating segment as of March 31 and for the three month periods then ended is as follows (in thousands):


                           Americas           Europe             Asia           Eliminations     Consolidated
                           ---------         ---------         ---------        ------------     ------------
March 31, 2001:
    Revenue                $  9,374          $  2,544          $  1,468         $     --          $ 13,386
    Net income (loss)        (2,008)              (26)               26               --            (2,008)
    Segment assets           28,143             1,878             2,327           (2,904)           29,444
March 31, 2000:
    Revenue                $ 11,757          $  2,926          $  1,582         $     --          $ 16,265
    Net income (loss)          (567)               83               128               --              (356)
    Segment assets           34,599             3,435             2,616           (2,781)           37,869


6. On February 26, 2001 the Company announced a definitive agreement to be acquired by AremisSoft Corporation, an international supplier of enterprise-wide software and Internet-enabled solutions for the manufacturing, hospitality, healthcare and construction industries. Under terms of the agreement, AremisSoft acquired all of the outstanding common stock of Fourth Shift for $3.70 per share for a total consideration of approximately $41 million. The Board of Directors of both companies unanimously approved the transaction. Closing of the transaction was approved by Fourth Shift shareholders on April 27, 2001.

7. On March 31, 2001 the Company discontinued the operations of its Endurant Business Solutions division, which had been acquired in November 2000. The Company retained the existing accounts receivable and accounts payable of the division and sold its fixed assets, capital leases and future operations to a third party. In conjunction with the transaction the Company received certain licensing rights to software it uses in its internal operations. The loss from discontinued operations and disposition was $1,125,000 for the quarter ended March 31, 2001. Operations of the division were not material in 2000.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                        CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition by AremisSoft Corporation ("AremisSoft" or the "Company") of all outstanding shares of Fourth Shift Corporation ("Fourth Shift") in a transaction accounted for as a purchase and have been prepared on the basis of assumptions described in the notes thereto. Assumptions related to the allocation of the amount of consideration paid for the assets and liabilities of Fourth Shift are based upon management's preliminary estimates of their fair value. The actual allocation of the consideration paid may differ from those assumptions reflected in the pro forma financial statements after valuations and other procedures to be performed related to the Fourth Shift acquisition are completed.

     In connection with the acquisition of Fourth Shift, AremisSoft paid approximately $41 million in cash and reserved approximately 350,000 shares of its common stock for issuance upon the exercise of stock options of Fourth Shift, which were converted into vested options to purchase AremisSoft's common stock. The closing occurred on April 30, 2001.

     The following Unaudited Pro Forma Condensed Combined Consolidated Financial Information presents the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2001, giving effect to the acquisition of Fourth Shift as if it had been consummated on that date. Also presented is the Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the three months ended March 31, 2001 and the year ended December 31, 2000, giving effect to the acquisition of Fourth Shift as if such acquisition had been consummated as of the beginning of the earliest period presented.

     AremisSoft's condensed consolidated financial information included in these pro forma condensed combined consolidated financial statements is derived from its December 31, 2000 audited consolidated financial statements included in its Form 10-K for the year ended December 31, 2000 filed on March 26, 2001, and its unaudited consolidated financial statements included its Form 10-Q for the three months ended March 31, 2001 filed on May 15, 2001, with the Securities and Exchange Commission ("SEC"). Fourth Shift's condensed consolidated financial information included in these pro forma condensed combined consolidated financial statements is derived from its December 31, 2000 audited consolidated financial statements included in its Form 10-K for the year ended December 31, 2000 filed on April 2, 2001, and from its unaudited consolidated financial statements for the three months ended March 31, 2001.

     The pro forma adjustments are based on certain assumptions that AremisSoft's management believes are reasonable under the circumstances. The pro forma information is not necessarily indicative of the results that would have been reported if such events had occurred on the date specified nor is it intended to project results of operations or financial position for any future period or date. The information set forth should be read in conjunction with AremisSoft's audited consolidated financial statements for the year ended December 31, 2000 and the unaudited consolidated financial statements of AremisSoft for the three months ended March 31, 2001, which have previously been filed with the SEC.

                             AREMISSOFT CORPORATION
             PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001

                                   (Unaudited)
                                 (In thousands)

                                                                                               Pro-Forma
                                                                                      ----------------------------
                                                                                      Fourth Shift
                                                                                      Acquisition
                                                    AremisSoft       Fourth Shift     Adjustments          Total
                                                    -----------      ------------     ------------      ----------

ASSETS
Current assets:
Cash and cash equivalents                            $ 103,267       $    4,872        $ (41,000)  (A)  $  67,139
Accounts receivable, net                                39,032           10,567               --           49,599
Inventory                                                1,495               81               --            1,576
Other current assets                                     9,215            1,228               --           10,443
                                                     -----------     ------------     ------------      ----------
Total current assets                                   153,009           16,748          (41,000)         128,757

Other                                                    1,863              445               --            2,308
Property and equipment, net                              3,567            4,609               --            8,176
Purchased and developed software, net                      570            4,060           (2,060)  (D)      2,570
Intangible and other assets, net                        36,031            3,582           52,161           91,774
                                                     -----------     ------------      ----------- (E)  ----------
Total assets                                         $ 195,040       $   29,444        $   9,101        $ 233,585
                                                     ===========     ============      ===========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                $   8,987        $   7,414        $   8,996   (B)  $  25,397
Accrued income taxes                                     1,977               --               --            1,977
Current portion of long-term debt                           33            2,479               --            2,512
Deferred revenue                                        12,176           13,938               --           26,114
                                                     -----------      -----------      -----------      ----------
Total current liabilities                               23,173           23,831            8,996           56,000
Long-term debt                                              65            1,518               --            1,583
                                                     -----------      -----------      -----------      ----------
Total liabilities                                       23,238           25,349            8,996           57,583
                                                     -----------      -----------      -----------      ----------

Stockholders' equity:
Preferred stock, par value $0.001; authorized
15,000 shares; no shares issued and outstanding             --               --               --               --
Common stock, par value $0.001, authorized
85,000 shares; 39,245 shares issued and
outstanding                                                 39              107             (107)  (C)         39
Additional paid-in capital                             155,537           33,398          (29,198)  (C)    159,737
Deferred compensation                                       --             (195)             195   (C)         --
Accumulated earnings (deficit)                          18,319          (29,043)          29,043   (C)     18,319
Accumulated other comprehensive (loss)                  (2,093)            (172)             172   (C)     (2,093)
                                                     -----------      -----------      -----------      ----------
Total stockholders' equity                             171,802            4,095              105          176,002
                                                     -----------      -----------      -----------      ----------
Total liabilities and stockholders' equity           $ 195,040        $  29,444        $   9,101        $ 233,585
                                                     ===========      ===========      ===========      ==========

                             AREMISSOFT CORPORATION
        PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                                                                       Pro-Forma
                                                                                            -----------------------------
                                                                                            Fourth Shift
                                                                                            Acquisition
                                                          AremisSoft       Fourth Shift     Adjustments           Total
                                                          ----------       ------------     ------------       ----------

Revenues:
   Software licenses                                       $ 19,472         $  2,860          $     --          $ 22,332
   Maintenance and services                                  17,422           10,206                --            27,628
   Hardware and other                                         2,338              320                --             2,658
                                                          ----------       ------------     ------------       ----------
       Total revenues                                        39,232           13,386                --            52,618
                                                          ----------       ------------     ------------       ----------
Cost of revenues:
   Software licenses                                          2,299            1,009              (713) (G)        2,595
   Maintenance and services                                   5,601            4,732                --            10,333
   Hardware and other                                         1,639              288                --             1,927
                                                          ----------       ------------     ------------       ----------
       Total cost of revenues                                 9,539            6,029              (713)           14,855
                                                          ----------       ------------     ------------       ----------
Gross profit                                                 29,693            7,357               713            37,763
                                                          ----------       ------------     ------------       ----------
Operating expenses:
   Selling, general and administrative                       18,119            5,827              (500) (H)       23,446
   Research and development                                   2,785            2,167                --             4,952
   Amortization of intangible assets                          3,464               --             4,645  (F)        8,109
                                                          ----------       ------------     ------------       ----------
       Total operating expenses                              24,368            7,994             4,145            36,507
                                                          ----------       ------------     ------------       ----------
Profit (loss) from operations                                 5,325             (637)           (3,432)            1,256
Other income (expense)                                          625             (201)             (513) (I)          (89)
                                                          ----------       ------------     ------------       ----------
Income (loss) before income taxes                             5,950             (838)           (3,945)            1,167
Income tax expense                                            1,412               45                --             1,457
                                                          ----------       ------------     ------------       ----------
Net income (loss)                                         $   4,538        $    (883)       $   (3,945)        $    (290)
                                                          ==========       ============     ============       ==========

Basic earnings (loss) per share                           $    0.12        $    (0.08)                         $   (0.01)
                                                          ==========       ============                        ==========
Diluted earnings (loss) per share                         $    0.11        $    (0.08)                         $   (0.01)
                                                          ==========       ============                        ==========

Basic weighted average shares outstanding                    37,875           10,645                              37,875
Diluted weighted average shares outstanding                  39,852           10,645                              37,875



                             AREMISSOFT CORPORATION
        PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                                                             Pro-Forma
                                                                                     ----------------------------
                                                                                     Fourth Shift
                                                                                     Acquisition
                                                  AremisSoft        Fourth Shift     Adjustments          Total
                                                  ----------        -------------    ------------       ----------

Revenues:
   Software licenses                              $  67,842         $  15,000        $       --         $  82,842
   Maintenance and services                          49,517            43,888                --            93,405
   Hardware and other                                 6,250             2,271                --             8,521
                                                  ----------        -------------    ------------       ----------
       Total revenues                               123,609            61,159                --           184,768
                                                  ----------        -------------    ------------       ----------
Cost of revenues:
   Software licenses                                  7,482             4,603            (2,850) (G)        9,235
   Maintenance and services                          14,454            21,482                --            35,936
   Hardware and other                                 4,188             1,655                --             5,843
                                                  ----------        -------------    ------------       ----------
       Total cost of revenues                        26,124            27,740            (2,850)           51,014
                                                  ----------        -------------    ------------       ----------
Gross profit                                         97,485            33,419             2,850           133,754
                                                  ----------        -------------    ------------       ----------
Operating expenses:
   Selling, general and administrative               53,905            26,788            (2,000) (H)       78,693
   Research and development                           8,568             9,989                --            18,557
   Amortization of intangible assets                  5,415                --            18,581  (F)       23,996
   Non-recurring operating expenses                     166             1,147                --             1,313
                                                  ----------        -------------    ------------       ----------
       Total operating expenses                      68,054            37,924            16,581           122,559
                                                  ----------        -------------    ------------       ----------
Profit (loss) from operations                        29,431            (4,505)          (13,731)           11,195
Other income (expense)                                2,895              (386)           (2,050) (I)          459
                                                  ----------        -------------    ------------       ----------
Income (loss) before income taxes                    32,326            (4,891)          (15,781)           11,654
Income tax expense (benefit)                           (376)              328                --               (48)
                                                  ----------        -------------    ------------       ----------
Net income (loss)                                 $  32,702         $  (5,219)       $  (15,781)        $  11,702
                                                  ==========        =============    ============       ==========

Basic earnings (loss) per share                   $    1.05         $   (0.50)                          $    0.37
                                                  ==========        =============                       ==========
Diluted earnings (loss) per share                 $    0.93         $   (0.50)                          $    0.33
                                                  ==========        =============                       ==========

Basic weighted average shares outstanding            31,262            10,518                              31,262
Diluted weighted average shares outstanding          35,042            10,518                              35,070

                             AREMISSOFT CORPORATION


                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
       YEAR ENDED DECEMBER 31, 2000 AND THREE MONTHS ENDED MARCH 31, 2001
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


NOTE 1 - BASIS OF PRO FORMA PRESENTATION:

The pro forma financial statements give effect to AremisSoft's acquisition of Fourth Shift in a business combination accounted for as a purchase, which was consummated on April 30, 2001. Upon the effective date of the acquisition, all outstanding common stock of Fourth Shift was acquired by AremisSoft for approximately $41 million in cash, and all outstanding stock options to purchase shares of Fourth Shift's common stock were converted into vested options to purchase shares of AremisSoft's common stock. The aggregate AremisSoft options issued to the Fourth Shift option holders approximated 315,000.

The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Fourth Shift based on preliminary estimates of their fair value. The actual allocation of the consideration paid may differ from those assumptions reflected in the pro forma financial statements after valuations and other procedures to be performed related to the Fourth Shift acquisition have been completed. In the opinion of AremisSoft's management, all adjustments necessary to present fairly such pro forma financial statements have been made based on the terms and structure of the Fourth Shift acquisition. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 2000 and the three months ended March 31, 2001, gives effect to this transaction as if it had taken place on January 1, 2000. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2001 gives effect to the transaction as if it had taken place on March 31, 2001.

The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 2000, and do not purport to indicate the results of future operations.

AremisSoft issued approximately 315,000 vested options to purchase shares of its common stock in exchange for all outstanding options to purchase shares of Fourth Shift's common stock. The value of options issued by AremisSoft was determined by estimating their fair value as of February 26, 2001 (the date the acquisition was announced publicly) using the Black-Scholes option pricing model. The total estimated fair value of these options approximated $4.2 million.

Tangible assets of Fourth Shift principally include cash and cash equivalents, accounts receivable, property and equipment and other assets. Liabilities of Fourth Shift assumed principally include accounts payable, accrued liabilities, deferred revenue and long and short term debt.

The excess of purchase price over assets acquired and liabilities assumed amounted to approximately $55,743 and has been allocated to goodwill and other intangible assets. Management is currently evaluating the allocation of goodwill to certain identifiable intangible assets. Amortization of goodwill and identifiable intangible assets is expected to be provided on a straight line basis over three years.

The aggregate estimated fair value of the assets and liabilities of the acquired business and the aggregate consideration paid is as follows:

                               Liabilities assumed            $   (34,345)
                               Tangible assets acquired            23,802
                               Intangible assets acquired          55,743
                                                              ------------
                                                    Total     $    45,200
                                                              ============

Consideration paid consists of approximately $41 million in cash and $4.2 million representing the fair value of options issued.

NOTE 2 - PRO FORMA BASIC EARNINGS (LOSS) PER SHARE:

Pro forma basic earnings (loss) per share is based on the weighted average number of shares of AremisSoft common stock outstanding during the period. Pro forma diluted earnings (loss) per share includes the dilutive effects of all outstanding options. Potential common stock equivalents totaling 2,033,789 shares have been excluded from the March 31, 2001 loss per share computation as the effects are anti-dilutive.

NOTE 3 - PRO FORMA ADJUSTMENTS:

A. To record the cash portion of the purchase price for the acquisition of Fourth Shift.

B. To reflect the accrual of direct acquisition costs arising from the Fourth Shift acquisition as follows:

                         Legal, accounting and banking                $   994
                         Severance and related                          4,592
                         Database contractual obligation (see G)        3,325
                         Other                                             85
                                                                      -------
                                                                      $ 8,996
                                                                      =======

C. To eliminate Fourth Shift's stockholders' equity and record the issuance of approximately 315,000 options to purchase AremisSoft common stock in connection with the acquisition (valued at $4.2 million).

D.   To  eliminate  certain   capitalized  costs  consistent  with  AremisSoft's
     post-acquistion product plans.

E.   To record acquired intangible assets and goodwill.

F. To record the amortization of acquired intangible assets and goodwill on a straight line basis over three years.

G. Reflects an adjustment to eliminate operating costs for a database product used by Fourth Shift which AremisSoft has determined will be phased out subsequent to the acquisition. The operating costs related to this product are included in Fourth Shift's historical financial information. The adjustment represents the difference between the contractual amount payable and the fair market value of the obligation based on AremisSoft's product decision to employ Microsoft SQL Server as its primary database in future periods. Fourth Shift has a contractual obligation for one of its currently used databases requiring payment of $250 per month through June 30, 2002.

H. Reflects an adjustment for employee terminations (principally consisting of salary and related expenses of certain officers of Fourth Shift) and elimination of redundant public company and facility costs to be effected immediately after consummation of the acquisition.

I. Adjustment to record a decrease in interest income to reflect cash used for the acquisition of Fourth Shift. The reduction in interest income is recorded assuming a rate of 5.0 % per annum.